Exhibit 99.1

PRESS RELEASE

MONTPELIER RE HOLDINGS LTD. TO PURSUE REGISTERED DEBT OFFERING

Hamilton, Bermuda, October 2, 2012- Montpelier Re Holdings Ltd. (“Montpelier” or the “Company”) (NYSE:MRH), a provider of short-tail reinsurance and other specialty lines, announced today that it has commenced an offering of senior notes due 2022 (the “2022 Notes”).  The 2022 Notes will be sold pursuant to the Company’s shelf registration statement and the base prospectus filed with the Securities and Exchange Commission (the “SEC”).  The joint book-running managers for the transaction are Credit Suisse Securities (USA) LLC and Barclays Capital Inc.  The proceeds of the offering are expected to be used to redeem Montpelier’s outstanding 6.125% Senior Notes due 2013 (the “2013 Notes”) and for general corporate purposes.  In order to effectuate the redemption of the 2013 Notes, Montpelier intends, promptly upon consummation of the offering, to deliver a notice of redemption  to holders of the 2013 Notes.

The Company has filed a registration statement on Form S-3 (including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and the prospectus supplement thereto and the other documents that the Company has filed with the SEC for more complete information about the Company and this offering.   These documents are available at no charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, these documents will be made available upon request to any underwriter participating in the offering. Interested parties may obtain a prospectus and the related prospectus supplement from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, Floor 1B, New York, NY 10010, or by emailing prospectus@credit-suisse.com or by calling (800) 221-1037; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the 2022 Notes nor shall there by any offer or sale of the 2022 Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The 2022 Notes may be offered only by means of the relevant prospectus supplement (including the base prospectus).

About Montpelier Re Holdings Ltd.

Montpelier, through its operating subsidiaries, is a provider of global property and casualty reinsurance and insurance products.  Additional information can be found in the Company’s public filings with the SEC.

This press release may contain “forward-looking” statements within the meaning of the United States federal securities law, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations.  All forward-looking statements are based upon current, plans, estimates and projections.  Actual results could differ materially from those projected in any forward-looking statements, as a result of certain risk factors disclosed under the caption “Forward Looking Statements” in the prospectus supplement and base prospectus.

Source: Montpelier Re Holdings Ltd.

Contact:

Montpelier Re Holdings Ltd.

William Pollett, 441-299-7576

SVP, Corporate Development and Strategy Officer and Treasurer